Artisan Partners Asset Management Inc. Reports 1Q24 Results
Milwaukee, WI - April 23, 2024 - Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the three months ended March 31, 2024, and declared a quarterly dividend.
Chief Executive Officer Eric Colson said: "April 1 marked the 10-year anniversary of the Artisan High Income strategy managed by the Artisan Credit team. Since inception in 2014, the High Income strategy has generated average annual returns of 6.18%, after fees, compared to 4.36% for the BofA US High Yield Index. That is nearly 42% more return on average per year for 10 years. Over that period, the Artisan High Income Fund is ranked #2 out of 135 funds in the Morningstar High Yield Bond category and has had $9.2 billion of cumulative net inflows, including $1.5 billion in 2023 and $866 million in the first quarter of 2024.
“When Bryan Krug joined Artisan Partners in 2013 to establish the Credit team, he had already established a successful investment and business record at his prior firm. But he wanted the freedom to build an investment franchise designed specifically for his philosophy and process. He wanted control over investment capacity, believing investments should be made based on market opportunity, not distribution demand. And he wanted his ideas implemented in strategies that he managed, knowing this was the best way to maximize alpha for clients.
“Over the last 10 years we have partnered with Bryan to build a premier credit franchise: a team, a culture, a track record, a business, and a brand. We are using the same methodical franchise development process that we pursue with each of our 11 investment teams, tailored to each team’s specific needs, style, and phase of development. As we develop franchises, we compound investment and business value and create multiple embedded options for future growth.
“In 2017, we launched the Artisan Credit Opportunities strategy, an alternative credit strategy that uses a broader array of securities, long and short positions, and greater flexibility across the credit and liquidity spectrum to generate average annual returns of 10.24%, after fees, since inception. In January 2022, we launched the Artisan Floating Rate strategy which provides clients with access to the Credit team’s long-demonstrated alpha-generating skill in the leveraged loan marketplace and a portfolio consisting largely of floating rate loans resulting in minimal duration risk. And in 2023, we closed $130 million of commitments to Artisan Dislocation, a closed-end draw-down fund that will allow the Credit team to put new capital to work expeditiously in the event credit markets become dislocated.
“We congratulate Bryan and the Credit team for establishing a credit platform with broad degrees of freedom and capabilities. We believe that great talent transcends any narrow categorization. Today the Credit team operates across an array of securities, multiple asset classes, and a spectrum of client and vehicle types. This is exactly what we aim to build with our investment franchises at Artisan Partners.
“Having said that, we believe the Credit team is still early in its journey. When we study other premier credit franchises, many were founded decades ago. Like the Credit team, many layered in new capabilities, strategies, and businesses over a multi-decade period while remaining focused on the paramount obligation to existing clients. We are extremely excited to continue building the Artisan Credit franchise, with a particular focus on the team’s alternative capabilities and business.
“For those studying our business, the Credit team better illustrates what we aim to do and how we plan to proceed than any quarterly or annual financial outcome. Our business is to attract and retain great investment talent, place that talent in an ideal environment to generate and compound wealth for clients, and partner with that talent to build durable investment franchises. We have a repeatable process for doing this. Our success with the Credit team demonstrates our ability to execute our philosophy and process beyond public equities.
“Reflecting on the last decade with Bryan, I am also struck that Artisan Partners is in many ways just getting started. Many of our investment capabilities, teams, and strategies have come online in the last decade, including our first fixed income strategy in 2014 and alternative strategy in 2017. Our approach takes decades, not years or quarters. By establishing a solid foundation and developing investment teams methodically, the resulting investment franchises are more stable, longer-lasting, and have more vectors for future growth.
“We now have 11 investment strategies with track records of greater than 10 years managed across seven different investment teams. Ten have generated meaningful alpha over their benchmark indexes since inception and after fees. The average tenure of the portfolios managers on these 11 strategies is 21 years. Seven of the strategies continue to be managed by their founding portfolio manager.
“Establishing and maintaining that type of performance and stability over long periods takes time. We take the time to do things right, minimize mistakes, and establish trust. Based on our experience, we expect long-term growth will follow—sometimes from expected business development, sometimes from bull markets, and sometimes in ways we never could have predicted ahead of time.”

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$160.4	$150.2	$138.5
Average	154.2	140.3	135.4

Consolidated Financial Results (GAAP)
Revenues	$264.4	$249.0	$234.5
Operating income	77.7	76.4	68.3
Operating margin	29.4%	30.7%	29.1%
Net income attributable to Artisan Partners Asset Management Inc.	$59.5	$64.8	$50.8
Basic earnings per share	0.84	0.92	0.72
Diluted earnings per share	0.84	0.92	0.72

Adjusted[1] Financial Results
Adjusted operating income	$81.6	$80.0	$70.0
Adjusted operating margin	30.9%	32.1%	29.9%
Adjusted EBITDA[2]	$86.3	$87.9	$73.0
Adjusted net income	61.6	62.8	51.8
Adjusted net income per adjusted share	0.76	0.78	0.64

______________________________________
1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

March 2024 Quarter Compared to December 2023 Quarter
AUM increased to $160.4 billion at March 31, 2024, an increase of $10.2 billion, or 7%, compared to $150.2 billion at December 31, 2023, primarily due to $10.8 billion of market appreciation, partially offset by $0.5 billion of net client cash outflows and $0.1 billion of Artisan Funds' distributions not reinvested. For the quarter, average AUM increased 10% to $154.2 billion from $140.3 billion in the December 2023 quarter.
Revenues of $264.4 million in the March 2024 quarter increased $15.4 million, or 6%, from $249.0 million in the December 2023 quarter, primarily due to higher average AUM in the March 2024 quarter, partially offset by a decline in performance fees in the quarter and one less calendar day in the March 2024 quarter.
Operating expenses of $186.7 million in the March 2024 quarter increased $14.1 million or 8% from $172.6 million in the December 2023 quarter, primarily due to a $4.0 million increase in incentive compensation expense largely due to higher revenues in the March 2024 quarter, the higher first quarter seasonal compensation and benefit expenses of $5.9 million which include employer funded retirement and health care contributions and payroll taxes, and an increase in long-term incentive compensation costs of $3.7 million of which $2.1 million was a result of the retirement acceleration feature on awards granted in the March 2024 quarter.
GAAP operating margin was 29.4% in the March 2024 quarter, compared to 30.7% in the December 2023 quarter. Adjusted operating margin was 30.9% in the March 2024 quarter, compared to 32.1% in the December 2023 quarter.
Within non-operating income (expense), investment gains (losses) are comprised of net investment gains (losses) of consolidated and nonconsolidated investment products, including investments held to economically hedge compensation plans (collectively referred to as "investments in sponsored products"). Total investment gains, which include gains attributable to third party shareholders of consolidated investment products, were $31.3 million in the March 2024 quarter, compared to gains of $36.2 million in the December 2023 quarter. Artisan Partners' portion of the gains from investments in sponsored products was $16.5 million in the March 2024 quarter, compared to gains of $19.2 million in the December 2023 quarter.
GAAP net income was $59.5 million, or $0.84 per basic and diluted share, in the March 2024 quarter, compared to GAAP net income of $64.8 million, or $0.92 per basic and diluted share, in the December 2023 quarter. Adjusted net income was $61.6 million, or $0.76 per adjusted share, in the March 2024 quarter, compared to adjusted net income of $62.8 million, or $0.78 per adjusted share, in the December 2023 quarter.
March 2024 Quarter Compared to March 2023 Quarter
AUM at March 31, 2024 was $160.4 billion, up 16% from $138.5 billion at March 31, 2023. The change in AUM from the prior year quarter was primarily due to $26.0 billion of investment returns, partially offset by $3.4 billion of net client cash outflows and $0.7 billion of Artisan Funds' distributions not reinvested. Average AUM for the March 2024 quarter was $154.2 billion, 14% higher than average AUM for the March 2023 quarter.
Revenues of $264.4 million in the March 2024 quarter increased $29.9 million, or 13%, from $234.5 million in the March 2023 quarter, primarily due to higher average AUM.
Operating expenses of $186.7 million in the March 2024 quarter increased $20.5 million, or 12%, from $166.2 million in the March 2023 quarter, primarily due to a $10.5 million increase in incentive compensation largely due to higher revenues in the March 2024 quarter. Long-term incentive compensation costs also increased $4.8 million as a result of the $2.1 million of additional expense from the retirement acceleration feature on awards granted in the March 2024 quarter in addition to the market valuation impact on compensation plans of $2.2 million. A 4% increase in full-time associates also led to increases in other compensation and benefit related expenses.
GAAP operating margin was 29.4% in the March 2024 quarter, compared to 29.1% in the March 2023 quarter. Adjusted operating margin was 30.9% in the March 2024 quarter, compared to 29.9% in the March 2023 quarter.
Total investment gains, which include gains attributable to third party shareholders of consolidated investment products, were $31.3 million in the March 2024 quarter, compared to gains of $23.7 million in the March 2023 quarter. Artisan Partners' portion of the gains from investments in sponsored products was $16.5 million in the March 2024 quarter, compared to gains of $14.3 million in the March 2023 quarter.
GAAP net income was $59.5 million, or $0.84 per basic and diluted share, in the March 2024 quarter, compared to GAAP net income of $50.8 million, or $0.72 per basic and diluted share, in the March 2023 quarter. Adjusted net income was $61.6 million, or $0.76 per adjusted share, in the March 2024 quarter, compared to adjusted net income of $51.8 million, or $0.64 per adjusted share, in the March 2023 quarter.

Capital Management & Balance Sheet
Cash and cash equivalents were $184.2 million at March 31, 2024, compared to $141.0 million at December 31, 2023. During the March 31, 2024 quarter, the Company paid a variable quarterly dividend of $0.68 per share of Class A common stock and a special dividend of $0.34 per share of Class A common stock. The Company had total borrowings of $200.0 million at March 31, 2024 and December 31, 2023.
During the March 2024 quarter, the Company invested $38.4 million of cash to economically hedge the franchise capital long-term incentive awards that were approved in January 2024.
During the March 2024 quarter, limited partners of Artisan Partners Holdings exchanged 992,454 common units for 992,454 Class A common shares. The exchanges increased the Company’s public float of Class A common stock by 992,454 shares or 1.4%.
Total stockholders’ equity was $353.8 million at March 31, 2024, compared to $351.4 million at December 31, 2023. The Company had 69.9 million Class A common shares outstanding at March 31, 2024. The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.5x at March 31, 2024.
Dividend
The Company’s board of directors declared a variable quarterly dividend of $0.61 per share of Class A common stock with respect to the March 2024 quarter. The variable quarterly dividend represents approximately 80% of the cash generated in the March 2024 quarter and will be paid on May 31, 2024, to shareholders of record as of the close of business on May 17, 2024. Based on our projections and subject to change, we expect some portion of the 2024 dividend payments to constitute a return of capital for tax purposes.
Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter. We expect cash generation will generally equal adjusted net income plus long-term incentive compensation expense, less cash reserved for future franchise capital awards (which we expect will generally approximate 4% of investment management revenues each quarter), with additional adjustments made for certain other sources and uses of cash, including capital expenditures. After the end of the year, our board will consider payment of a special dividend.
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Conference Call
The Company will host a conference call on April 24, 2024, at 1:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chief Executive Officer, Jason Gottlieb, President, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10187115. A replay of the call will be available until May 1, 2024, at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 4976346. An audio recording will also be available on the Company’s website.
Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions for whatever reason, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other matters that cause damage to our reputation, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 22, 2024, as such factors may be updated from time to time. Our periodic and current reports are accessible on the SEC's website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Assets Under Management (AUM) refers to the assets of pooled vehicles and separate accounts to which Artisan Partners provides services. Artisan Partners’ AUM as reported here includes assets for which Artisan Partners does not have investment discretion, including certain assets for which we earn only investment-related service fees. Non-discretionary assets are reported on a one-month lag. Artisan's definition of AUM is not based on any definition of Assets Under Management contained in the ADV or in any of Artisan's fund management agreements.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the composite. Fees may be higher for certain pooled vehicles, and the composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Certain Artisan composite returns may be represented by a single account.
In these materials, we present Value Added, which is the difference between an Artisan strategy's average annual return and the return of its respective benchmark. We may also present Excess Returns (alpha), which are an estimate of the amount in dollars by which Artisan's investment strategies have outperformed or underperformed their respective benchmark. Excess Returns are calculated by (i) multiplying a strategy's beginning-of-year AUM by the difference between the returns (in basis points) of the strategy (gross of fees, unless otherwise indicated) and the benchmark for the ensuing year and (ii) summing all strategies' Excess Returns for each year calculated. Market Returns include all changes in AUM not included in Excess Returns, client cash flows and Artisan Funds distributions not reinvested. The benchmark used for purposes of presenting a strategy’s performance and calculating Value Added and Excess Returns is generally the market index most commonly used by our clients to compare the performance of the relevant strategy. For certain strategies that are managed for absolute return, the benchmark used for purposes of presenting a strategy’s performance and calculating Value Added and Excess Returns is the index used by the Company’s management to evaluate the performance of the strategy.

Composites / Indexes used for the comparison calculations described are: Non-U.S. Growth Strategy / International Value Strategy-MSCI EAFE Index; Global Discovery Strategy / Global Equity Strategy / Global Opportunities Strategy / Global Value Strategy-MSCI ACWI Index; Non-U.S. Small-Mid Growth Strategy-MSCI ACWI ex-USA Small Mid Index; U.S. Mid-Cap Growth Strategy-Russell Midcap Growth® Index; U.S. Mid-Cap Value Strategy-Russell Midcap Value® Index; U.S. Small-Cap Growth Strategy-Russell 2000 Growth® Index; Value Equity Strategy-Russell 1000 Value® Index; Developing World Strategy / Sustainable Emerging Markets Strategy-MSCI Emerging Markets Index; High Income Strategy-ICE BofA US High Yield Index; Credit Opportunities Strategy-ICE BofA US Dollar 3-Month Deposit Offered Rate Constant Maturity Index; Antero Peak Strategy / Antero Peak Hedge Strategy / Select Equity Strategy / Value Income Strategy-S&P 500® Index; International Explorer Strategy-MSCI All Country World Ex USA Small Cap Index; China Post-Venture Strategy-MSCI China SMID Cap Index; Floating Rate Strategy-Credit Suisse Leveraged Loan Total Return Index; Global Unconstrained Strategy-ICE BofA 3-Month U.S. Treasury Bill Index; Emerging Markets Debt Opportunities Strategy-J.P. Morgan EMB Hard Currency/Local Currency 50-50 Index; Emerging Markets Local Opportunities Strategy - J.P. Morgan GBI-EM Global Diversified Index. Where applicable, composite returns have been included for the following discontinued strategies and their indexes: Global Small-Cap Growth Strategy (Jul 1, 2013-Dec 31, 2016)-MSCI ACWI Small Cap Index; U.S. Small-Cap Value Strategy (Jun 1, 1997-Apr 30, 2016)-Russell 2000® Index; Non-U.S. Small-Cap Growth Strategy (Jan 1, 2002-Nov 30, 2018)-MSCI EAFE Small Cap Index. Index returns do not reflect the payment of fees and expenses. An investment cannot be made directly in an Artisan Partners composite or a market index and the aggregated results are hypothetical.
Artisan High Income Fund - Advisor Share was ranked as follows by Morningstar, Inc. within the High Yield Bond category as of March 31, 2024 (Fund/Category): 1yr (74/666); 3yr (87/606); 5yr (16/575); and 10yr (2/432). Artisan High Income Fund - Investor Share was ranked as follows by Morningstar, Inc. within the High Yield Bond category as of March 31, 2024 (Fund/Category): 1yr (92/666); 3yr (107/606); (5yr (19/575); and 10yr (5/432). The number of funds in the category may include several share classes of the same mutual fund which may have a material impact on the fund's ranking within the category. Morningstar rankings are based on total return of a fund’s stated share class, are historical and do not represent future results.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service. The funds and strategies may not be available to all investors in all jurisdictions.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
866.632.1770
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$165.5	$153.7	$144.6
Separate accounts and other	98.9	91.2	89.8
Performance fees	—	4.1	0.1
Total revenues	264.4	249.0	234.5

Operating expenses
Compensation and benefits	149.9	136.8	131.5
Distribution, servicing and marketing	6.4	5.8	5.6
Occupancy	7.3	7.4	7.0
Communication and technology	13.5	13.3	12.4
General and administrative	9.6	9.3	9.7
Total operating expenses	186.7	172.6	166.2
Operating income	77.7	76.4	68.3
Interest expense	(2.1)	(2.1)	(2.1)
Interest income on cash and cash equivalents and other	1.8	2.5	0.5
Net investment gain (loss) of consolidated investment products	19.2	24.5	14.9
Net investment gain (loss) of nonconsolidated investment products	12.1	11.7	8.8
Total non-operating income (expense)	31.0	36.6	22.1
Income before income taxes	108.7	113.0	90.4
Provision for income taxes	22.0	20.2	18.6
Net income before noncontrolling interests	86.7	92.8	71.8
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	12.9	14.0	12.0
Less: Net income (loss) attributable to noncontrolling interests - consolidated investment products	14.3	14.0	9.0
Net income attributable to Artisan Partners Asset Management Inc.	$59.5	$64.8	$50.8

Basic earnings per share - Class A common shares	$0.84	$0.92	$0.72
Diluted earnings per share - Class A common shares	$0.84	$0.92	$0.72

Average shares outstanding
Class A common shares	64.3	63.5	63.2
Participating unvested restricted share-based awards	5.5	5.6	5.6
Total average shares outstanding	69.8	69.1	68.8

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$59.5	$64.8	$50.8
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	12.9	14.0	12.0
Add back: Provision for income taxes	22.0	20.2	18.6
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	3.9	3.6	1.7
Add back: Net investment (gain) loss of investment products attributable to APAM	(16.5)	(19.2)	(14.3)
Less: Adjusted provision for income taxes	20.2	20.6	17.0
Adjusted net income (Non-GAAP)	$61.6	$62.8	$51.8

Average shares outstanding
Class A common shares	64.3	63.5	63.2

Assumed vesting or exchange of:
Unvested restricted share-based awards	5.6	5.7	5.6
Artisan Partners Holdings LP units outstanding (noncontrolling interest)	10.9	11.5	11.6
Adjusted shares	80.8	80.7	80.4

Basic earnings per share (GAAP)	$0.84	$0.92	$0.72
Diluted earnings per share (GAAP)	$0.84	$0.92	$0.72
Adjusted net income per adjusted share (Non-GAAP)	$0.76	$0.78	$0.64

Operating income (GAAP)	$77.7	$76.4	$68.3
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	3.9	3.6	1.7
Adjusted operating income (Non-GAAP)	$81.6	$80.0	$70.0

Operating margin (GAAP)	29.4%	30.7%	29.1%
Adjusted operating margin (Non-GAAP)	30.9%	32.1%	29.9%

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$59.5	$64.8	$50.8
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	12.9	14.0	12.0
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	3.9	3.6	1.7
Add back: Net investment (gain) loss of investment products attributable to APAM	(16.5)	(19.2)	(14.3)
Add back: Interest expense	2.1	2.1	2.1
Add back: Provision for income taxes	22.0	20.2	18.6
Add back: Depreciation and amortization	2.4	2.4	2.1
Adjusted EBITDA (Non-GAAP)	$86.3	$87.9	$73.0

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. These adjustments also remove the non-operational complexities of the Company’s structure by adding back noncontrolling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state and local income statutory tax rates. The adjusted tax rate was 24.7% for all periods presented.
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted operating income represents the operating income of the consolidated company excluding compensation expense related to market valuation changes in compensation plans.
•Adjusted operating margin is calculated by dividing adjusted operating income by total revenues.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Compensation expense (reversal) related to market valuation changes in compensation plans represents the expense (income) associated with the change in the long-term incentive award liability resulting from investment returns of the underlying investment products. Because the compensation expense impact of the investment market exposure is economically hedged, management believes it is useful to reflect the expected net income offset in the calculation of adjusted operating income, adjusted net income, and adjusted EBITDA. The related investment gain (loss) on the underlying investments is included in the adjustment for net investment gain (loss) of investment products.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s investments, in both consolidated sponsored investment products and nonconsolidated sponsored investment products, including investments in sponsored investment products held to economically hedge compensation plans. Excluding these non-operating market gains or losses on investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business. Interest income generated on cash and cash equivalents is considered part of normal operations, and therefore, is not excluded from adjusted net income.

Exhibit 3
Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	March 31,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$184.2	$141.0
Accounts receivable	113.4	101.2
Investment securities	206.7	150.5
Deferred tax assets	438.3	436.5
Assets of consolidated investment products	416.1	414.9
Operating lease assets	91.4	94.7
Other	65.9	67.1
Total assets	$1,516.0	$1,405.9

Liabilities and equity
Accounts payable, accrued expenses, and other	$162.8	$77.7
Borrowings	199.3	199.3
Operating lease liabilities	109.8	113.4
Amounts payable under tax receivable agreements	375.6	364.0
Liabilities of consolidated investment products	51.5	47.7
Total liabilities	899.0	802.1

Redeemable noncontrolling interests	263.2	252.4
Total stockholders’ equity	353.8	351.4
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,516.0	$1,405.9

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	March 31,	December 31,	March 31,	December 31,	March 31,
	2024	2023	2023	2023	2023

Beginning assets under management	$150,167	$136,495	$127,892	10.0%	17.4%
Gross client cash inflows	6,186	5,506	5,538	12.3%	11.7%
Gross client cash outflows	(6,709)	(5,904)	(6,769)	(13.6)%	0.9%
Net client cash flows	(523)	(398)	(1,231)	(31.4)%	57.5%
Artisan Funds' distributions not reinvested[1]	(85)	(494)	(48)	82.8%	(77.1)%
Investment returns and other	10,825	14,564	11,885	(25.7)%	(8.9)%
Ending assets under management	$160,384	$150,167	$138,498	6.8%	15.8%
Average assets under management	$154,158	$140,291	$135,386	9.9%	13.9%

1 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended		By Investment Team[3]
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	International Small-Mid	EMsights Capital Group	Total
March 31, 2024
Beginning assets under management	$38,546	$13,725	$7,057	$41,009	$25,670	$917	$9,683	$3,453	$2,101	$7,151	$855	$150,167
Gross client cash inflows	895	132	138	1,910	793	123	1,352	188	92	203	360	6,186
Gross client cash outflows	(2,114)	(906)	(206)	(1,545)	(723)	(44)	(468)	(190)	(267)	(243)	(3)	(6,709)
Net client cash flows	(1,219)	(774)	(68)	365	70	79	884	(2)	(175)	(40)	357	(523)
Artisan Funds' distributions not reinvested[1]	—	—	—	—	—	—	(85)	—	—	—	—	(85)
Investment returns and other	3,984	1,308	530	1,888	1,905	46	158	386	319	279	22	10,825
Net transfers[2]	—	—	—	—	—	—	—	—	—	—	—	—
Ending assets under management	$41,311	$14,259	$7,519	$43,262	$27,645	$1,042	$10,640	$3,837	$2,245	$7,390	$1,234	$160,384
Average assets under management	$39,727	$13,890	$7,177	$41,845	$26,450	$963	$10,135	$3,627	$2,225	$7,163	$956	$154,158

December 31, 2023
Beginning assets under management	$35,281	$12,997	$6,375	$36,602	$22,706	$796	$8,638	$3,223	$2,455	$6,629	$793	$136,495
Gross client cash inflows	825	97	257	2,041	788	75	1,081	97	31	193	21	5,506
Gross client cash outflows	(1,476)	(554)	(206)	(1,193)	(625)	(19)	(558)	(236)	(636)	(398)	(3)	(5,904)
Net client cash flows	(651)	(457)	51	848	163	56	523	(139)	(605)	(205)	18	(398)
Artisan Funds' distributions not reinvested[1]	(12)	(26)	(36)	(325)	(15)	—	(79)	—	—	(1)	—	(494)
Investment returns and other	3,928	1,211	667	3,884	2,816	65	601	369	251	728	44	14,564
Net transfers[2]	—	—	—	—	—	—	—	—	—	—	—	—
Ending assets under management	$38,546	$13,725	$7,057	$41,009	$25,670	$917	$9,683	$3,453	$2,101	$7,151	$855	$150,167
Average assets under management	$35,730	$13,137	$6,584	$38,296	$23,706	$851	$8,951	$3,272	$2,391	$6,559	$814	$140,291

March 31, 2023
Beginning assets under management	$33,977	$13,871	$6,088	$30,210	$21,767	$873	$7,140	$3,466	$3,676	$6,752	$72	$127,892
Gross client cash inflows	793	341	45	2,351	349	17	1,075	188	165	207	7	5,538
Gross client cash outflows	(1,112)	(918)	(172)	(1,069)	(1,326)	(133)	(440)	(656)	(659)	(284)	—	(6,769)
Net client cash flows	(319)	(577)	(127)	1,282	(977)	(116)	635	(468)	(494)	(77)	7	(1,231)
Artisan Funds' distributions not reinvested[1]	—	—	—	—	—	—	(48)	—	—	—	—	(48)
Investment returns and other	3,424	1,121	400	3,069	2,089	81	351	742	105	500	3	11,885
Net transfers[2]	—	—	—	—	—	—	—	—	—	—	—	—
Ending assets under management	$37,082	$14,415	$6,361	$34,561	$22,879	$838	$8,078	$3,740	$3,287	$7,175	$82	$138,498
Average assets under management	$36,040	$14,386	$6,383	$32,858	$22,552	$925	$7,711	$3,755	$3,623	$7,078	$75	$135,386

______________________________________
1 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
2 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.
3Effective March 31, 2024, the International Small-Mid team, managing the Non-U.S. Small-Mid Growth strategy, became its own autonomous investment franchise. For comparability purposes, historical assets under management for both the Global Equity team and the International Small-Mid team are presented as though they were distinct teams prior to March 31, 2024.

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended	By Vehicle
	Artisan Funds & Artisan Global Funds	Separate Accounts and Other [1]	Total
March 31, 2024
Beginning assets under management	$72,763	$77,404	$150,167
Gross client cash inflows	4,630	1,556	6,186
Gross client cash outflows	(4,382)	(2,327)	(6,709)
Net client cash flows	248	(771)	(523)
Artisan Funds' distributions not reinvested[2]	(85)	—	(85)
Investment returns and other	4,488	6,337	10,825
Net transfers[3]	—	—	—
Ending assets under management	$77,414	$82,970	$160,384
Average assets under management	$74,590	$79,568	$154,158

December 31, 2023
Beginning assets under management	$66,630	$69,865	$136,495
Gross client cash inflows	3,844	1,662	5,506
Gross client cash outflows	(4,005)	(1,899)	(5,904)
Net client cash flows	(161)	(237)	(398)
Artisan Funds' distributions not reinvested[2]	(494)	—	(494)
Investment returns and other	6,788	7,776	14,564
Net transfers[3]	—	—	—
Ending assets under management	$72,763	$77,404	$150,167
Average assets under management	$68,294	$71,997	$140,291

March 31, 2023
Beginning assets under management	$60,811	$67,081	$127,892
Gross client cash inflows	4,371	1,167	5,538
Gross client cash outflows	(3,889)	(2,880)	(6,769)
Net client cash flows	482	(1,713)	(1,231)
Artisan Funds' distributions not reinvested[2]	(48)	—	(48)
Investment returns and other	5,734	6,151	11,885
Net transfers[3]	—	—	—
Ending assets under management	$66,979	$71,519	$138,498
Average assets under management	$64,935	$70,451	$135,386

1 Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds. As of March 31, 2024, AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $82 million.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
3 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 6

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of March 31, 2024
(unaudited)

	Composite Inception Date							Average Annual Value-Added [3] Since Inception (bps)
		Strategy AUM (in $MM)[2]	Average Annual Total Returns (%)
Investment Team and Strategy			1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$22,599	26.43%	4.42%	13.23%	12.20%	11.26%	471
MSCI All Country World Index			23.22%	6.95%	10.90%	8.65%	6.55%
Global Discovery Strategy	9/1/2017	$1,639	19.22%	3.11%	13.73%	---	13.90%	421
MSCI All Country World Index			23.22%	6.95%	10.90%	---	9.69%
U.S. Mid-Cap Growth Strategy	4/1/1997	$13,771	23.21%	0.41%	12.64%	10.98%	14.60%	478
Russell Midcap® Index			22.35%	6.06%	11.09%	9.94%	10.36%
Russell Midcap® Growth Index			26.28%	4.61%	11.81%	11.34%	9.82%
U.S. Small-Cap Growth Strategy	4/1/1995	$3,302	12.87%	(5.53)%	8.51%	10.38%	10.66%	292
Russell 2000® Index			19.71%	(0.10)%	8.10%	7.57%	8.95%
Russell 2000® Growth Index			20.35%	(2.68)%	7.37%	7.89%	7.74%
Global Equity Team[4]
Global Equity Strategy	4/1/2010	$376	22.13%	3.41%	10.82%	10.18%	11.92%	291
MSCI All Country World Index			23.22%	6.95%	10.90%	8.65%	9.01%
Non-U.S. Growth Strategy	1/1/1996	$13,722	17.22%	4.30%	7.92%	5.78%	9.58%	451
MSCI EAFE Index			15.32%	4.78%	7.32%	4.79%	5.07%
China Post-Venture Strategy	4/1/2021	$161	(10.73)%	(14.90)%	---	---	(14.90)%	427
MSCI China SMID Cap Index			(20.68)%	(19.17)%	---	---	(19.17)%
U.S. Value Team
Value Equity Strategy	7/1/2005	$4,610	26.54%	12.01%	14.90%	10.89%	9.78%	173
Russell 1000® Index			29.87%	10.44%	14.74%	12.67%	10.39%
Russell 1000® Value Index			20.27%	8.10%	10.30%	9.00%	8.05%
U.S. Mid-Cap Value Strategy	4/1/1999	$2,895	20.28%	7.13%	11.02%	7.91%	12.22%	259
Russell Midcap® Index			22.35%	6.06%	11.09%	9.94%	9.67%
Russell Midcap® Value Index			20.40%	6.79%	9.93%	8.56%	9.63%
Value Income Strategy	3/1/2022	$14	16.08%	---	---	---	4.15%	(683)
S&P 500 Index			29.88%	---	---	---	10.98%
International Value Team
International Value Strategy	7/1/2002	$42,956	18.02%	9.91%	12.50%	8.50%	11.81%	559
MSCI EAFE Index			15.32%	4.78%	7.32%	4.79%	6.22%
International Explorer Strategy	11/1/2020	$306	11.83%	7.17%	---	---	16.00%	802
MSCI All Country World Index Ex USA Small Cap (Net)			12.80%	0.38%	---	---	7.98%
Global Value Team
Global Value Strategy	7/1/2007	$27,298	25.29%	8.60%	11.21%	8.94%	9.09%	292
MSCI All Country World Index			23.22%	6.95%	10.90%	8.65%	6.18%
Select Equity Strategy	3/1/2020	$347	27.50%	8.40%	---	---	14.09%	(290)
S&P 500 Index			29.88%	11.48%	---	---	16.99%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$1,042	12.70%	(3.80)%	3.92%	5.28%	5.28%	93
MSCI Emerging Markets Index			8.15%	(5.05)%	2.22%	2.94%	4.35%
Credit Team
High Income Strategy	4/1/2014	$10,333	13.04%	4.15%	6.72%	6.91%	6.91%	255
ICE BofA US High Yield Index			11.04%	2.21%	4.03%	4.36%	4.36%
Credit Opportunities Strategy	7/1/2017	$230	27.73%	12.68%	16.29%	---	13.77%	1,167
ICE BofA US Dollar 3-Month Deposit Offered Rate Constant Maturity Index			5.36%	2.58%	2.15%	---	2.10%
Floating Rate Strategy	1/1/2022	$77	13.81%	---	---	---	7.19%	91
Credit Suisse Leveraged Loan Total Return Index			12.40%	---	---	---	6.28%
Developing World Team
Developing World Strategy	7/1/2015	$3,837	18.74%	(6.79)%	11.05%	---	10.68%	744
MSCI Emerging Markets Index			8.15%	(5.05)%	2.22%	---	3.24%

Antero Peak Group
Antero Peak Strategy	5/1/2017	$2,039	30.78%	7.50%	14.46%	---	18.50%	441
S&P 500 Index			29.88%	11.48%	15.03%	---	14.09%
Antero Peak Hedge Strategy	11/1/2017	$206	27.50%	5.69%	11.42%	---	12.62%	(110)
S&P 500 Index			29.88%	11.48%	15.03%	---	13.72%
International Small-Mid Team[4]
Non-U.S. Small-Mid Growth Strategy	1/1/2019	$7,390	8.65%	(1.42)%	8.94%	---	11.55%	433
MSCI All Country World Index Ex USA Small Mid Cap			12.31%	0.31%	5.51%	---	7.22%
EMsights Capital Group
Global Unconstrained Strategy	4/1/2022	$596	11.74%	---	---	---	11.58%	772
ICE BofA 3-Month Treasury Bill Index			5.24%	---	---	---	3.86%
Emerging Markets Debt Opportunities Strategy	5/1/2022	$110	15.16%	---	---	---	14.29%	902
J.P. Morgan EMB Hard Currency/Local Currency 50-50 Index			7.57%	---	---	---	5.27%
Emerging Markets Local Opportunities Strategy	8/1/2022	$528	8.18%	---	---	---	11.53%	355
J.P. Morgan GBI-EM Global Diversified Index			4.91%	---	---	---	7.98%

Total Assets Under Management		$160,384
______________________________________
1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including pooled investment vehicles, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 15% of our assets under management at March 31, 2024, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $82 million.
3 Value-added is the amount, in basis points, by which the average annual gross composite return of each of our strategies has outperformed or underperformed its respective benchmark. See Forward-Looking Statements and Other Disclosures for further information on the benchmark indexes used. Value-added for periods less than one year is not annualized.
4 Effective March 31, 2024, the International Small-Mid team, managing the Non-U.S. Small-Mid Growth strategy, became its own autonomous investment franchise. Previously, the Non-U.S. Small-Mid Growth Strategy was part of the Global Equity team.